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Forward-Looking Statements

The statements, analyses, and other information contained herein relating to the proposed merger and anticipated synergies, savings and financial and operating performance, including estimates for growth, trends in each of Manulife Financial Corporation’s and John Hancock Financial Services, Inc.’s operations and financial results, the markets for Manulife’s and John Hancock’s products, the future development of Manulife’s and John Hancock’s business, and the contingencies and uncertainties to which Manulife and John Hancock may be subject, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Such statements are made based upon management’s current expectations and beliefs concerning future events and their potential effects on the company.

Future events and their effects on Manulife and John Hancock may not be those anticipated by management. Actual results may differ materially from the results anticipated in these forward-looking statements. For a discussion of factors that could cause or contribute to such material differences, investors are directed to the risks and uncertainties discussed in Manulife’s most recent Annual Report on Form 40-F for the year ended December 31, 2002, John Hancock’s most recent Annual Report on Form 10-K for the year ended December 31, 2002 and John Hancock’s quarterly reports on Form 10-Q and other documents filed by Manulife and John Hancock with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, without limitation, the following: changes in general economic conditions; the performance of financial markets and interest rates; customer responsiveness to existing and new products and distribution channels; competitive and business factors; new tax or other government regulation; losses relating to our investment portfolio; volatility in net income due to regulatory changes in accounting rules, including changes to GAAP, CGAAP and statutory accounting; the ability to achieve the cost savings and synergies contemplated by the proposed merger; the effect of regulatory conditions, if any, imposed by regulatory agencies; the reaction of John Hancock’s and Manulife’s customers and policyholders to the transaction; the ability to promptly and effectively integrate the businesses of John Hancock and Manulife; diversion of management time on merger-related issues; and increased exposure to exchange rate fluctuations.

Neither Manulife Financial Corporation nor John Hancock Financial Services, Inc. undertakes and each specifically disclaims, any obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

Important Legal Information

This communication is being made in respect of the proposed merger involving John Hancock Financial Services, Inc. and Manulife Financial Corporation. In connection with the proposed merger, Manulife will be filing a registration statement on Form F-4 containing a proxy statement/prospectus for the stockholders of John Hancock and John Hancock will be filing a proxy statement for its stockholders, and each will be filing other documents regarding the proposed transaction, with the SEC. Before making any voting or investment decision, John Hancock Financial Services, Inc.’s stockholders and investors are urged to read the proxy statement/prospectus regarding the merger and any other relevant documents carefully in their entirety when they become available because they will contain important information about the proposed transaction. The registration statement containing the

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proxy statement/prospectus and other documents will be available free of charge at the SEC’s Web site, www.sec.gov. Stockholders and investors in John Hancock Financial Services, Inc. or Manulife Financial Corporation will also be able to obtain the proxy statement/prospectus and other documents free of charge by directing their requests to John Hancock Financial Services, Inc. Shareholder Services, c/o EquiServe, L.P., P.O. Box 43015, Providence, RI 02940-3015, (800-333-9231) or to Manulife Financial Corporation Investor Relations, 200 Bloor Street East, NT-7, Toronto, Ontario, M4W 1E5, Canada, (800-795-9767).

Manulife Financial Corporation, John Hancock Financial Services, Inc. and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding John Hancock Financial Services, Inc.’s proxy statement for its 2003 annual meeting of stockholders, which was filed with the SEC on March 20, 2003, and information regarding Manulife Financial Corporation’s directors and executive officers is available in Manulife Financial Corporation’s annual report on Form 40-F for the year ended December 31, 2002 and its notice of annual meeting and proxy circular for its 2003 annual meeting, which was filed with the SEC on March 31, 2003. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

The following is a transcript of the John Hancock Financial Services third quarter 2003 earnings conference call. The conference call may also be accessed on the John Hancock website at www.jhancock.com/investor.

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FINAL TRANSCRIPT

CCBN StreetEvents

CCBN StreetEvents Conference Call Transcript
JHF — Q3 2003 John Hancock Financial Services Earnings Conference Call
Event Date/Time: Oct. 31. 2003 / 10:00AM ET
Event Duration: N/A

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Final Transcript

JHF — Q3 2003 John Hancock Financial Services Earnings Conference Call

CORPORATE PARTICIPANTS

Jean Peters
John Hancock Financial Services, Inc. — Senior Vice President, Investor Relations

Thomas Moloney
John Hancock Financial Services, Inc. — Senior Executive VP, CFO

Jean Livermore
John Hancock Financial Services, Inc. — Senior VP of Guaranteed and Structured Product

John DiCiccio
John Hancock Financial Services, Inc. — Executive VP, CIO

Michelle Van Leer
John Hancock Financial Services, Inc.

James Benson
John Hancock Financial Services, Inc. — Senior Executive VP

Barry Shemin
John Hancock Financial Services, Inc, Corp Actuary.

CONFERENCE CALL PARTICIPANTS

Nigel Dally
Morgan Stanley — Analyst

Elizabeth Werner
Sandler O’Neill — Analyst

Michelle Giordano-
J.P. Morgan — Analyst

Colin Devine
Smith Barney Citigroup — Analyst

Vanessa Wilson
Deutsche Bank — Analyst

Suneet Kamath
Sanford Bernstein — Analyst

Steven Schwartz
Raymond James & Associates, Inc. — Analyst

Michael Goldberg
Desjardins Securities — Analyst

Matthew Meno
Omega — Analyst

Mario Mendonca
CIBC World Markets — Analyst

PRESENTATION

Operator

Good morning and welcome to the John Hancock third quarter Investor Relations conference call. At this time all participants have been placed on a listen-only mode. Later we will conduct a question-and-answer session. Instructions will follow at that time. If anyone should require assistance during the conference, please press star, then 0 on your touchtone telephone. As a reminder this conference call is being recorded. I would now like to introduce your host for today’s conference, Ms. Jean Peters, Senior Vice President of Investor Relations.

Jean Peters - John Hancock Financial Services, Inc. — Senior Vice President, Investor Relations

Thank you and good morning everyone. Welcome to John Hancock’s third quarter earnings conference call. Our press release and financial supplement were released last evening and are available on the website. This morning Tom Moloney, John Hancock’s Chief Financial Officer, will take you through the results of the quarter.

Also on hand are members of senior management including David D’Alessandro, Chairman and CEO, Mike Bell, Senior Executive VP for Retail, Jim Benson, Senior Executive VP for Retail Sales and Distribution. John DeCiccio, our Chief Investment Officer, Deb McAneny for EVP for Structured Investments, Maureen Ford, President of John Hancock Funds, and Jean Livermore, Senior VP of Guaranteed and Structured Financial Products. Before we begin, let me remind you of caveats regarding forward-looking statements.

Before participants joined this call by either phone or web, you were required to read and acknowledge cautionary language regarding forward-looking statements as well as the use of non-GAAP financial measures, which will occur in this morning’s discussion. If you did not review this cautionary language, do so now by referring to yesterday’s earnings press release or our most recent 10-K, 10-Q, 8-K, or other SEC filings. Forward-looking statements are subject to a variety of risks and uncertainties discussed in these filings that may cause actual results to differ materially.

Use of non-GAAP financial measures is done to enhance investors’ understanding of company performance and is not a substitute for GAAP. A full reconciliation of income from operations to GAAP net income is provided in our press release and on our website. With that, I will turn the call over to Tom Moloney.

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Final Transcript

JHF — Q3 2003 John Hancock Financial Services Earnings Conference Call

Thomas Moloney - John Hancock Financial Services, Inc. — Senior Executive VP, CFO

Thank you, Jean, and good morning everyone. I am very pleased to report third quarter operating earnings for John Hancock of 79 cents per share. That is up more than 23% from the year-ago quarter. When the equity markets decline was at it deepest and resulted in DAC writedowns in our separate account product lines. The strong positive comparisons across our retail businesses more than offset lower earnings from institutional spread-based businesses in the corporate account.

Through the nine months of 2003 operating earnings per share of $2.35 were up more than 15% due to the continued equity market improvements we saw emerge in the first half of 2003 as well as for better expense development and lower defaults than expected. We continue to aggressively manage expenses. Headcount is down nearly 10% from a year ago, a result of a number of initiatives, including our ongoing competitive positioning projects and the outsourcing earlier this year of much of our technology infrastructure cost. As a result of year-to-date earnings per share growth, we are raising guidance for the full year to 9 to 12% from our previous estimate of 7 to 11. While that may appear conservative to some, we are mindful of the lessons learned over the past few years that no one should count on the equity market only going up. Net income for the quarter was 66 cents per share compared to 54 cents in the year-ago quarter.

Credit performance continues to improve on both a sequential and year-over-year basis. Total gross investment losses from both impairments and disposals in the third quarter were $125 million dollars compared to $130 million in Q2 and $293 million dollars in Q1. Looking just at impaired securities, total writedowns improved to $73 million in Q3 compared to $103 million dollars in Q2 and $250 million dollars in Q1 of this year. For the fourth quarter we expect to see impairments stabilize in a similar range as the past two quarters between $75 and $100 million dollars. This estimate is based on an expectation of continued economic recovery.

That would put the total gross impairments at about $500 million by year end and total gross losses which included losses on disposals for the year at between $625 and $650 million dollars. This is a modest improvement to our previous guidance of total losses, gross losses in the range of $650 to $750 million dollars and would represent a solid improvement compared to the $876 million dollars of gross losses realized in full year 2002. We did less portfolio repositioning in the third quarter than the second, generating gross gains on sales, recoveries, and prepayments of $125 million dollars compared to $302 million dollars in the second quarter. Of the $127 million dollars, $37 million dollars related to bond and mortgage prepayments, which we took through realized gains, not through net investment income, as other companies do.

The gross gain also included $25 million dollars of equity related gain, largely resulting from the sale of common stock, and about $16 million dollars in recoveries on previously impaired securities. This brings year-to-date impairment recoveries to $65 million dollars. On the other side of the equation, we took $26 million dollars of impairments related to ongoing negotiations regarding airline lease restructuring as well as the further downward mark to market of several publicly traded airline securities. We also took a further write-down of $13 million dollars on an Australian mining company that was unable to liquidate its assets, therefore we wrote this position down to zero. And we took $15 million dollars against an independent power producer which has undergone debt restructuring in the face of supply overcapacity in the power market.

All of these impairments are in areas we continue to view as somewhat weak and these results are well within our expectations for performance. I would like to also turn to unrealized gains and losses for just a moment. Despite the raise in interest rates since the end of the second quarter, we actually saw modest improvements in total gross unrealized losses, excluding hedging adjustments which are temporary in nature. Gross unrealized losses improved to $487 million dollars, excluding hedging adjustments, compared to $516 million dollars at the end of the second quarter. Higher interest rates generated about $146 million dollars in increased gross unrealized losses, but this was offset largely by improvements in credit spreads which reduced the gross unrealized losses by $123 million dollars.

The remaining improvement related — relates to $26 million dollars of unrealized losses that moved to impairment status which had no impact on book value and $26 million dollars of other items temperatures. I would also like to comment on our below investment-grade holdings. On a statutory basis, below investment-grade bonds are down as a percent of life company invested assets to 8.9% versus 9.1% as of June 30. This puts us somewhat ahead of our year-end target of 9.5% and our 2004 target of 9%. On a GAAP basis as a percentage of total invested assets, below investment-grade bonds remain at 7.9%, consistent with the second quarter. We noted on the second quarter call that NAIC 5’s or CAA assets had experienced a significant jump due to the fact that the NAIC security valuation office had moved a series of split-rated bonds to the lower of the two ratings.

As we indicated, we were appealing some of the rating changes with the SVO. We had over $200 million dollars of upgrades on appeal and also some maturities and other disposals resulting in a 31% decline in the CAA category to $828 million at September 30th versus $1.2 billion at June 30th. The appeals process itself takes time and we expect there to be some additional upgrades during the fourth quarter. Now I’d like to take a closer look at specific business results. Let’s start with C-based variable products where the year-ago quarter was adversely impacted by a DAC write-down which reduced earnings by about 9 cents per share.

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JHF — Q3 2003 John Hancock Financial Services Earnings Conference Call

Last year’s variable annuity DAC write-down was $36 million dollars pretax and the non-tread write-down was also $13 million in DAC net of unrealized revenue. In the current quarter, separate account appreciation of about 3% was slightly ahead of the 2% long-term quarterly rate assumed in our DAC model, but below the very strong results in the second quarter of 2003. As a result, variable annuity earnings of $10.1 million dollars in the current quarter were well above the prior year but below the very high $17 million dollars in the second quarter. In non-tread life, year-over-year results were up 61% to $54.4 million and slightly below second quarter level. Fixed annuity levels were up nicely and spreads continue to reflect disciplined pricing. Fixed annuity earnings grew 28% year-over-year and 7% sequentially to $42.6 million dollars in the third quarter.

Fixed annuity spreads in the quarter of 233 basis points were in excess of our pricing range of 175 to 225 basis points, reflecting the impact of continued renewal rate action and new sales of products with lower guaranteed minimum. As we indicated in the past, we were transitioning from the 3% product to product with lower minimum crediting rates and/or without a first-year bonus. Now that we are almost exclusively selling product with lower minimums we have reinstated the bonus for most accounts. Since the bonus is reflect in our spreads, even though it is capitalized for profitability purposes, we would expect spreads to modestly decline going forward but to remain within our pricing range.

Fixed annuity account balances were up 28% over last year and 4% sequentially. Account balances actually grew a bit faster than earnings even with the higher spread. This occurred primarily because we have an arrangement with one large bank distributor that is based on profit sharing as well as from modestly higher general expenses. Lapse continued to be low and has resulted in a positive net flow sequentially despite weak sales in the current quarter. Turning to our institutional businesses, we saw our earnings slow reflecting lower spread. Results from the guaranteed and structured financial products business reflect both a sequential and year-over-year decline in spreads.

For sometime we’ve been seeing spread at or above the high end of our expected range of 120 to 145 basis points due to strong investment results and some one-time gains. Compared with the year-ago quarter, the spreads declined 17 basis points to 125 basis points due to the reinvestment of proceeds from bond sales and prepayments which reduced our portfolio rate. So far this year, we have sold $1.3 billion of bonds for tax planning and to manage our exposure to big and we had about $500 million dollars of prepayment. On a sequential quarterly basis spreads declined 19 basis points due to a swing in partnership income of 11 basis points which cushioned the impact of the portfolio performance and spread in the second quarter.

Going forward, we expect to see the spreads at the lower end of the range absent unusual events, due to the repositioning of the investment portfolio. Turning to sales, we began to see some turnaround in core life insurance sales with both universal life and variable life up over last quarter as new products and distribution initiatives have taken hold. Core life sales were up 30% sequentially versus Q2 and you will remember that Q2 was up 17% versus Q1. Near the end of the third quarter we launched a new line of life insurance product including both variable and universal single life products.

In addition, we launched an updated version of our protection-U-L product, which offers lifetime death benefit guaranteed at a competitive price. We continue to focus career agency recruiting and training on needs-based life insurance selling and we are redesigning compensation programs and accountability to better align them with life sales goals. In direct brokerage we continue to realign our wholesaling activities to provide better geographic coverage and we are focused on increasing penetration with existing accounts. We saw a rebound in both core life and Coli sales from the M group and we remain the number one core carrier with them, a position we have held for the past four years. Total M sales were up 89% from the second quarter, driven by a significant rebound in both variable life and Coli sales.

Total retail variable life insurance sales of $19.1 million were up nearly two-fold from the second quarter, driven by the strong performance within M group. Universal life sales grew nearly 12% sequentially as new products introduced took hold partially within the signatory agents. As we have previously discussed, we recognize that sales are still down from the prior year as a result of the migration by customers away from our highly regarded variable life product suite and towards fixed universal life. We now believe both the variable life and universal life products are competitive with the best in the market, and we expect to see good sequential life sales growth continue in the fourth quarter.

By year end we will have additional refinements to our universal life and variable life lines to ensure that we are competitive in all key distribution channels and expect to introduce an attractive universal life Coli product as well. Full-year life sales are still expected to be down 15 to 20% from the prior year, but fourth quarter sales are expected to be in line with what we saw in the fourth quarter of 2002. The steep decline in fixed annuity sales we saw in the second quarter continued into the third, reflecting on-going aggressive pricing by a number of competitors as well as the very low interest rate environment.

We have reinstated the first-year bonus on products that now can carry 2 or 1.5% minimum guarantees which will improve sales while enabling us to maintain profitability. Our current average crediting rate on the annuity portfolio continues to have about 85 basis points of room before contract floors are reached. Thus we still have spread flexibility if we need it. Variable annuity sales were down sharply from the year-ago quarter when we had a highly attractive fixed option that was attracting hot money. The variable annuity sales of $95 million dollars were down about 10% from the second quarter, reflecting ongoing competitiveness in the

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Final Transcript

JHF — Q3 2003 John Hancock Financial Services Earnings Conference Call

popularity of product with guaranteed features which we do not offer.

We continue to evaluate some of the guaranteed features that are popular in the market to ensure that we are comfortable with the risk profile of these products before we would enter into this arena. We are mindful of the difficulties some peers experienced when new features were introduced without a full understanding of potential risks. We expect our variable annuity sales to continue to lag given the popularity of these new guarantees unless we determine it is in the best interest of our shareholders to make these sales. As a result of these factors we expect total annuity sales to be down 15 to 20% for 2003, a bit more than our previous guidance of down 5 to 10%.

Long-term care sales remain robust increasing 63% over last year and 6% sequentially. This is due to the strong demographics for this product, expanding distribution relationships and continued positive reception of the products suite introduced last year. Sales continue to exceed our expectations and as a result we are increasing our guidance for long-term sales up to 40 to 45% for the full year. Overall sales in the guaranteed and stable value product businesses were up 89% from last year and more than two-fold sequentially.

If you remember, market conditions from most of our products were particularly weak in the second quarter due to the low level of interest rates, weak demand, and competitive pressures. This quarter, demand in the funding agreement markets improved, particularly the five-year and ten-year maturities. As a result, sales in the quarter were a strong $736 million dollars. Sales are also up sequentially by 33% as we saw both quote volume and our hit rate improved.

While this is the best quarter we have seen in 2003 the market still remains competitive, and year-to-date sales results still are modestly below last year’s level. Signatures note had another great quarter reaching $417 million in sales, our strongest since introducing this product in August of last year. Another bright spot in the quarter was the issuance of our first brokerage CD rate in September, the continuation of our strategy to diversify our product offering. Through October we had issued over $100 million dollars of these products.

Finally, I will comment on the most significant event that occurred during the quarter. One which we believe will be a driver of shareholder value for years to come. That, of course, is our announced agreement with Manulife Financial to combine our two great organizations into what we believe will be an even stronger and more profitable enterprise. While we continue to operate today as a stand-alone entity we are pleased with the dialogue between our two companies as to future business growth opportunities. These plans are being developed at a very high level in order to prevent any disruption to current operations but we are very excited about the potential for diversification of our combined product offerings, distribution, earnings, geographic footprint, and overall risk profile.

As you may have heard from Manulife Management earlier this week, they released earnings, the proxy for the merger expected to be filed with the SEC within a week. This morning we ask the questions and comments be confined to the third quarter and year-to-date business results. We have spoken extensively with the investment community about the merger over the past several weeks and at this point there is no new information that we can provide. With that I will ask the operator to open the call for questions.

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Final Transcript

JHF — Q3 2003 John Hancock Financial Services Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you. The floor is now open for questions. If you have a question, please press the number 1, followed by 4, on your touch-tone phone. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question that you pick up your handset to provide optimum sound quality. Once again, that is 1 followed by 4 on your touch-tone phone. Our first question is coming from Nigel Dally of Morgan Stanley. Please go ahead with your question.

Nigel Dally - Morgan Stanley — Analyst

Great. Thank you. First on Signature notes. You’ve obviously had great growth in that product, hoping you can discuss the spread you’re generating on that business and the returns on equity you’re also generating there. Second, just wanted to come back to the GSFP spreads. You mentioned reducing junk bond holdings as one of the reasons behind this. Just wanted to question whether you’re making further junk bond reductions in 2004 and what that means for the spread looking forward. Thanks.

Jean Livermore - John Hancock Financial Services, Inc. — Senior VP of Guaranteed and Structured Product

Hi, Nigel, it’s Jean Livermore. On signature notes, we placed our Signature note product basically the same way we do all the other spread-based products, and, you know, our ROE target is the same. We’ve actually found a slightly lower cost of funds, so maybe the profit is slightly better, but we’ve found good spreads and, you know, are making our ROE targets.

Nigel Dally - Morgan Stanley — Analyst

So the ROE would be north of 15%.

Jean Livermore - John Hancock Financial Services, Inc. — Senior VP of Guaranteed and Structured Product

Excuse me?

Nigel Dally - Morgan Stanley — Analyst

The ROE would be north of 15%?

Jean Livermore - John Hancock Financial Services, Inc. — Senior VP of Guaranteed and Structured Product

The target is 15%.

Nigel Dally - Morgan Stanley — Analyst

Okay.

John DiCiccio - John Hancock Financial Services, Inc. — Executive VP, CIO

Nigel, this is John DeCiccio. On the below investment-grade bonds issue, as we indicated in Tom’s remarks, our current position is that we are at 8.9% below rate investment-grade bonds as a percentage of invested assets. That position is not only ahead of our year-end target of 9.5% but ahead of our 2004 year-end target of 9%, so we’re feeling very comfortable about where we are right now in the below investment-grade bond area. We will be having maturities that will give some room here we hope and also possibly even some upgrades and we will be very selective as we use this as an opportunity to improve overall returns and results.

Nigel Dally - Morgan Stanley — Analyst

That’s great. Thank you.

Operator

Our next question is coming from Liz Warner of Sandler O’Neill. Please go ahead with your question.

Elizabeth Werner - Sandler O’Neill — Analyst

I add question on the long-term care sales and I was wondering if you could talk about what’s differentiating your product versus others in the marketplace, and if could you just remind us if there’s been any changes in the competitive market in terms of anyone either increasing their pricing or pulling back from the market. Just given that the fact that your sales have been so strong.

Michelle Van Leer - John Hancock Financial Services, Inc.

Hi, Liz this, is Michelle Van Leer. The product we’re currently selling now, our custom care portfolio, we introduced, just to give some background, in May of last year and it was designed to be kind of the best of products that we were offering. Prior to that to appeal to the brokerage community and also in our agency system, which historically has sold a lot of long-term care. And the product as all our products have had, has a lot of unique features.

One of the things that we introduced was a family care benefit that allows intergenerational within the product. So it kind of continues

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JHF — Q3 2003 John Hancock Financial Services Earnings Conference Call

the strong Hancock history of innovation and product. In terms of the kind of competitive position, when we first introduced the product, it was where we are typically, middle, a little bit above middle of the pack in terms of pricing, but with some very unique differentiating features. Since May of last year, a number of competitors have re-priced as they’ve reflected lower interest rates and so forth.

We were fortunate in that working with our investment area we hedge in the interest rate that is built into our product, so that’s allowed our product to remain where it is, and its competitiveness did increase over this period of time, yet we were still able to make our returns. We are introducing a new product, a new product series with some unique benefits that are going to really appeal to the younger long-term care consumer actually next week and that product will phase in over time, and we think also kind of continue the good sales momentum.

Elizabeth Werner - Sandler O’Neill — Analyst

And were the increase in, I think, operating expenses were up a little bit in the quarter and I’m just wondering if that’s — is that kind of like a new level given the amount of new product introductions, or will that drift back down a bit?

Michelle Van Leer - John Hancock Financial Services, Inc.

If you look at the allocations and the things that drove into this year, long-term care sales, because of the strong persistency, the growth of our M force, has been very strong, so certain fixed expenses are allocated, you know, based on the size of the lines, the sales, so I think we saw a dramatic growth from last year to this year. I think that will level off going forward.

Elizabeth Werner - Sandler O’Neill — Analyst

Okay. Thank you very much.

Operator

Our next question is coming from Michelle Giordano of J.P. Morgan. Please go ahead with your question.

Michelle Giordano - J.P. Morgan — Analyst

I was wondering if you could comment on the agents’ reaction to the merger and have you seen any change in agent productivity or recruiting or any agent defections since the announcement?

James Benson - John Hancock Financial Services, Inc. — Senior Executive VP

Thank you, Michelle. This is Jim Benson speaking. The agent reaction to the merger has been quite positive. As you know, the Manulife organization does not have a U.S.-based career agency system so there is virtually, actually no overlap between our signatory agency group and anything that they have in the United States today. And so our agents look at this as an opportunity to have a broader company, more products, more services, perhaps quicker response time, although I’m not sure that’s possible based upon our recent product introductions here in the third and fourth quarter of this year, but in all of our interactions with them, face to face, we had about 150 of our general agents and sales managers in last week, there was nothing but overwhelmingly positive response to the merger.

Michelle Giordano - J.P. Morgan — Analyst

And if I can just follow up on variable life in general, can you talk about the climate and the reception for variable life in general? I know you’ve actually generated some very good momentum sequentially but it’s been a difficult product to generate increased momentum in this environment. Is there a good reception for the variable life product or is the market really systematically changing over to universal life for is same period?

James Benson - John Hancock Financial Services, Inc. — Senior Executive VP

There are a couple of responses. One, in the most sophisticated markets which are pursued by the M group where their clients and the advisors of those clients look at the long-term equity markets as being positive and they’re looking for what they say in the investment world, “Alpha” in their return profile, there’s a great deal of interest in private placement, variable life where selected funds are subject to a carrier due diligence then placed into these products. And M has looked historically, historically meaning over the last three to four years, to John Hancock as the principal provider of this form of variable life, and much of our strong result in the third quarter was as a result of that specific type of variable life.

The broader markets that are served by the brokerage community and our agency system, they move along lagging perhaps six months to a year the general market trends. So as the market returns, I think we’ll see variable life return. We have a new product we introduced in September of this year that we think will gather momentum between now and the end of the year, but there has been a change in the life insurance business and that’s towards no lapse guarantee universal life, sort of like term to 100.

And we’re going to see that product be a big, big product, not only in single life, but joint life second to die sales. So I guess overall we would say our momentum in the third quarter was driven by variable life sales in the high-end marketplace, we see variable life

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Final Transcript

JHF — Q3 2003 John Hancock Financial Services Earnings Conference Call

returning in 2004, and the universal life sales low cash value guaranteed universal life for life to be a continuing large player, and we have two new products offered in the fourth quarter of this year that we think will help us capture our fair share of that increasing market.

Michelle Giordano - J.P. Morgan — Analyst

Thank you.

James Benson - John Hancock Financial Services, Inc. — Senior Executive VP

Certainly.

Operator

Our next question is coming from Colin Devine of Smith Barney. Please go ahead with your question.

Colin Devine - Smith Barney Citigroup — Analyst

Good morning. I think you were talking a little bit about the investment portfolio and the losses. I realize you’ve taken down the guidance, but if I run the numbers, it would appear to me you’re still projecting quite high losses in the fourth quarter off of life sales that were fairly modest in the third. Perhaps you can tell us what’s on the horizon that obviously you’re planning to write down. Second, Tom, you mentioned the NAIC had taken up some of the bonds they had reclassified as 5 but you didn’t say what they had taken them up to. Did they go back to investment grade or are they still non-investment grade?

John DiCiccio - John Hancock Financial Services, Inc. — Executive VP, CIO

Colin, this is John DeCiccio. In terms of the fourth quarter guidance, the $75 to $100 million, again we would be looking at what we consider to be the major areas of weakness in the portfolio which would be the airlines sector as well as the utility sector that we — even though there’s been some recovery, we continue to see that there’s some vulnerability there, especially where you have merchant exposure within a particular group. So those would, I think, be among the higher candidates for potential losses.

One thing I will mention before we get off the loss issue, you know, Tom indicated that it was $125 million of gross losses, impairments of $71 or so, then trading losses on disposal of another $51 or so. Of that $51, of trading losses, about $25 million of that is associated with the movement of interest rates. They’re not credit issues at all. So, you know, we’ve always said that as interest rates backed up a little bit we would start to see the potential for losses coming out of interest rate trading, and that has, in fact, happened. So I think if you look at the credit issues it’s more like maybe $100 million rather than the $125 in the third quarter total gross number.

Colin Devine - Smith Barney Citigroup — Analyst

John, just for a second, then, if we’re looking at $625 to $650 for the year, and it was $250 in the first, $103 in the second and $73 in the third, that would seem to infer, what, $229 to $254 here in the fourth. Maybe you can reconcile the number back to Tom’s projection.

John DiCiccio - John Hancock Financial Services, Inc. — Executive VP, CIO

Yes, Colin. What you’ve quoted are the impairment losses, the bond impairment losses numbers, and they total a grand total of about $426 in the first three quarters. However, you have to add to that the gross losses on disposal, which is another $122 million, as I indicated some of those are interest rate related, not pure credit losses. Nonetheless, that’s how the analysts have asked to us quote it and that’s way we do quote it. So the actual difference between that and our projection is this potential $75 and $100 million of losses in the fourth quarter.

Now, in terms of your question on the reclassifications we were, in fact, successful with a number of the reclassifications, over $200 million, as indicated by Tom, moving out of the class 5. They generally moved up into class 3. There were the rare occasions where you get it moved into a 2 but they would still be primarily below investment-grade securities. That’s why you see in the portfolio the dollar amount of below investment-grade did not change significantly but the composition, both the reduction in the 6’s and the 5’s, meant that the portfolio, at least on paper, is in a stronger position.

Colin Devine - Smith Barney Citigroup — Analyst

It’s my impression that you at Hancock originally had those classified as 2’s, is that correct? So net-net they’ve still ended up non-investment-grade.

John DiCiccio - John Hancock Financial Services, Inc. — Executive VP, CIO

That is not correct. They were started probably by our own internal ratings in the 3 and 4 area, as I understand it.

Colin Devine - Smith Barney Citigroup — Analyst

Okay. Thank you.

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Final Transcript

JHF — Q3 2003 John Hancock Financial Services Earnings Conference Call

Operator

Our next question is coming from Vanessa Wilson of Deutsche Bank. Please go ahead with your question.

Vanessa Wilson - Deutsche Bank — Analyst

Good morning. On the [inaudible] spread Tom you mentioned 11 basis points of partnership, I wasn’t clear if those were — if those helped or hurt the spread.

Thomas Moloney - John Hancock Financial Services, Inc. — Senior Executive VP, CFO

Vanessa, Tom. The 11 basis points that I mentioned were in the second quarter, so relatively speaking.

Vanessa Wilson - Deutsche Bank — Analyst

Okay. I understand. So you had a sequential drop of the partnership benefit. And then you show a loss, I guess part of the FAS 133 loss but there’s a loss that you’re showing on your derivative activities. You do derivatives to protect your spread and protect yourself from interest rate risk. How do those derivative losses work their way into these spreads on, say, GSF&P and fixed annuities?

John DiCiccio - John Hancock Financial Services, Inc. — Executive VP, CIO

This is John. In terms of the derivative losses, a good chunk of that, nearly half of that loss that we had in the third quarter, was associated with the decreased market value of our interest rate floors, because interest rates went up. So that loss value, there’s no offset to that. That comes right through our numbers. And none of that is associated with the GSFP products. So most of that is not really reflected mainly in the GSFP spreads.

Vanessa Wilson - Deutsche Bank — Analyst

John, thank you. Tom what are your statutory earnings and statutory book value this quarter?

Thomas Moloney - John Hancock Financial Services, Inc. — Senior Executive VP, CFO

The statutory earnings, Vanessa, are — as of the third quarter were $637 million, that’s compared to a full-year $735. So I think that we’ll clearly be north of the $735 for the full year. And the statutory capital is about $4.9 billion dollars versus $4.5 at the end of 12/31.

Vanessa Wilson - Deutsche Bank — Analyst

Just on the money management operations, with all the flurry of regulatory activity could you talk about where you are on that, maybe who has contacted you, are there any formal actions that have been taken against John Hancock or any of its money management operations?

Thomas Moloney - John Hancock Financial Services, Inc. — Senior Executive VP, CFO

Sure, Vanessa. Like every mutual fund company and variable insurance product sponsor, we have been requested for information from the SEC, and the NASD regarding the market timing and late trading issues that have been so widely plastered all over the press and TV and everything else.

John Hancock funds, our mutual fund complex, has received an inquiry and has responded to them within the last couple of weeks, and the life company, which is the sponsor of our variable insurance products, as you know, received an information request just yesterday, which we understand the SEC sent to a number of variable investment products sponsors, and so we’ll be responding to that over the next few weeks. And so far we have not received any subpoenas or legal processes from any regulators or other sources regarding market timing or late trading.

Vanessa Wilson - Deutsche Bank — Analyst

Who contacted you regarding John Hancock funds?

Thomas Moloney - John Hancock Financial Services, Inc. — Senior Executive VP, CFO

It was the SEC.

Vanessa Wilson - Deutsche Bank — Analyst

Okay. Thank you.

Thomas Moloney - John Hancock Financial Services, Inc. — Senior Executive VP, CFO

And the NASD.

Vanessa Wilson - Deutsche Bank — Analyst

Any attorney general?

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Final Transcript

JHF — Q3 2003 John Hancock Financial Services Earnings Conference Call

Thomas Moloney - John Hancock Financial Services, Inc. — Senior Executive VP, CFO

No.

Vanessa Wilson - Deutsche Bank — Analyst

Thank you.

Thomas Moloney - John Hancock Financial Services, Inc. — Senior Executive VP, CFO

Thank you.

Operator

Our next question is coming from Suneet Kamath of Sanford Bernstein. Please go ahead with your question.

Suneet Kamath - Sanford Bernstein — Analyst

Just a question on the fixed annuity distribution. I think, Tom, in your comment you mentioned that, I guess, one of the relationships there were some profit sharing arrangements. I was wondering if you could provide a little detail on that, maybe if there’s some threshold where the profit sharing changes, and then I guess broadly is this a trend we should expect to continue across the industry or is this sort of a one-off, and maybe lastly how much of your fixed annuity sales occurred through that specific distributor?

Michelle Van Leer - John Hancock Financial Services, Inc.

This is Michelle Van Leer. The particular relationship on one of our proprietary fixed annuities that we offer through HSBC, we have a reinsurance relationship, it’s a 50/50 relationship which means they share the capital, share the expenses, share the profits, and this is something we’ve had in place for over a year now. I don’t think it’s a trend. It was a way that they wanted to do business but I don’t think we’re broadly seeing this. We view it as a positive because it puts both the distributor on the same side as us and additionally it helps tie them to us, and this is something you need that we bring to the table that the other carriers that they do business with can’t, and we get significant sales through them. In the third quarter it was about $85 million of fixed annuity deposits.

Suneet Kamath - Sanford Bernstein — Analyst

And I’m assuming that your pricing on those products considers the profit sharing and you’re still pricing the 15%.

Michelle Van Leer - John Hancock Financial Services, Inc.

The pricing on the fixed annuity product, it’s basically the same product that we’re offering through our other channels, our other proprietary products, and the profit targets are consistent, and remember we’re sharing the capital. So it’s half the earnings, but similar ROI.

Suneet Kamath - Sanford Bernstein — Analyst

Okay. Thanks.

Operator

Our next question is coming from Steven Schwartz of Raymond James. Please go ahead with your question.

Steven Schwartz - Raymond James & Associates, Inc. — Analyst

Good morning everybody. Can you hear me?

John DiCiccio - John Hancock Financial Services, Inc. — Executive VP, CIO

Yes, we can.

Steven Schwartz - Raymond James & Associates, Inc. — Analyst

Okay, great. I want to ask two questions. I wanted to talk about, it was mentioned but kind of glossed over, so I’d like to dig deeper into what is happening in the GIC market. You said the environment got a little bit better.

I’m wondering if that had to do with where interest rates are, with maybe some competitors pulling out, things like that. Then I’m also wondering if — and this may be true or not, but I’ve heard that the co-modco market for insurance has really dried up because of digby 36, and I’m wondering, one, if you think that’s true, but two, would that have a relationship with your M group? I believe you have some co-modco relationships there.

Jean Livermore - John Hancock Financial Services, Inc. — Senior VP of Guaranteed and Structured Product

Hi, it’s Jean Livermore, and I’ll talk about the GIC and funding agreement markets. In the GIC market in the quarter we actually saw a pickup in the quote volume of about 20% versus what it was in the second quarter. If you look year-to-date, quote volume is still down from last year, but we did see a pickup in the third quarter. And I think that does have something to do with higher interest rates. It just becomes more appealing to lock in a 3 or 5-

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Final Transcript

JHF — Q3 2003 John Hancock Financial Services Earnings Conference Call

year GIC at a better rate. In the funding agreement market, we also saw a pickup in demand in that marketplace and in particular a pickup in demand in 5-year and longer funding agreements, so we did take advantage of that opportunity.

Steven Schwartz - Raymond James & Associates, Inc. — Analyst

Okay. And can you identify why that might have happened, or was it just one of those things?

Jean Livermore - John Hancock Financial Services, Inc. — Senior VP of Guaranteed and Structured Product

I think it was just one of those things. I think the market settled down a little, and I think with rates higher, again, it’s more appealing, and certainly in the retail market we had a very good quarter for our Signature notes, and there I really do think it’s coupon-based. The rates were higher, coupons got to sort of more acceptable levels, so demand picked up.

Steven Schwartz - Raymond James & Associates, Inc. — Analyst

Okay. Thanks, Jean.

Barry - John Hancock Financial Services, Inc.

This is Barry Shaman, Hancock’s corporate Actuary, I’ll comment on the reinsurance question. It’s true that the new dig by 36 requirements on Modoc will cause some volatility for certain products, but not for variable life. For variable products, basically there’s no impact and a pretty significant portion of our business written through the M financial group is variable life, so there should be no impact there. We do have some universal life, but we don’t see the impact of maintaining that agreement as being especially serious but we will watch and see what happens and also consult with them to see if the other side of it makes any difference to them. I would not say that market for Modoc is drying up at this point, I do think that insurers and reinsures are assessing the impact of the new requirement and reevaluating whether they want to restructure some of their agreements but it certainly hasn’t dried up as of this point.

Steven Schwartz - Raymond James & Associates, Inc. — Analyst

Okay. Thank you.

Operator

Thank you. Our next question is coming from Michael Goldberg of Desjardins Securities.

Michael Goldberg - DesJardins Securities — Analyst

I’m not sure if you’re monitoring this metric I’ll refer to, but I’ll give my question a shot anyway. Given the wide variety of product you have representing different additions to value and mixed trends in sales recently, can you put your overall sales on to a common denominator by characterizing the overall trend in new business value that those sales represent? And on this basis, how do you view the outlook for new business value going forward given the comments you’ve made about the outlook for sales?

I have one other question. That is, my understanding is that in the course of your negotiations with Manulife you showed them some embedded value prepared by outside consultants. Can you share with us also what this analysis would have indicated about Hancock’s value and the assumptions that the analysis was based on? Thanks very much.

Thomas Moloney - John Hancock Financial Services, Inc. — Senior Executive VP, CFO

Thank you very much, Michael, for your question. In reference to your first part of the question, we actually — I think the gist of what you are asking is do we do on a regular basis embedded value calculation, and the answer is no. The answer to your second question, as far as what we shared with Manulife during the negotiations is private between the two entities, and so I’m not going to go any further than that. Thank you.

Operator

Our next question is coming from Matthew Meno of Omega. Please go ahead with your question.

Matthew Meno - Omega — Analyst

I apologize for this. I was listening as close as could I earlier in your discussions, Tom, but you mentioned, and I think it was an annuity growth forecast, in fact, it’s a decline in annuity sales. Was that for 2003? You mentioned it was from 5 to 10 to 15 to 20% revision.

Thomas Moloney - John Hancock Financial Services, Inc. — Senior Executive VP, CFO

Matt, yes, that’s correct. Just for 2003 that we’re talking about we’re not giving out any forecast for ‘04.

Matthew Meno - Omega — Analyst

Just thinking that there’s really only two months left in the year, that’s a pretty big Delta. And I guess I’m wondering, is there

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Final Transcript

JHF — Q3 2003 John Hancock Financial Services Earnings Conference Call

something out there that you guys see or is there some rationale or is it just — can you give me any way to think about why the Delta would be so big, just with so little time left in the year?

James Benson - John Hancock Financial Services, Inc. — Senior Executive VP

Yes. Matthew this is Jim Benson speaking. The first quarter of the year we did a little over a billion, about $1.1 billion of total annuities, and most of that being fixed annuities, and the environment was a little more robust for us. As you know the interest rate declined precipitously and have been quite volatile over the last several months. We have not surrendered our spread at all, and as Tom’s report comments showed, this quarter our spread actually widened 11 points from 222 to 233, and we that maintain our principal business is to make money in the annuity sector, not just make sales.

While some of our competitors are not maintaining, we think, spread discipline quite to the same degree we are, we think that our current level of sales, those which we have received in the — that we achieved in the third quarter, will improve somewhat in the fourth quarter but not enough to where we could maintain the guidance at the beginning of the year or as of the end of the second quarter of minus five to minus ten. We do not see anything in this quarter that would lead us to mean that our sales would drop further from where they are.

In fact, we’ve initiated, because we do principally our fixed annuity business with banks, a number of rate for comp trades. We have a new relationship with Fleet Bank which we think will be enhanced as a result of the pending merger with Fleet and Bank of America into the retail channels, so we actually see a pickup in sales for the fourth quarter. However, in total for the entire year we expect that the year-on-year ‘02 versus ‘03 to be down 15 to 20% and it’s for that reason that we revised the guidance.

Matthew Meno - Omega — Analyst

Thanks very much for the clarification.

Operator

Our last question is coming from Mario Mendonca with CIBC World Markets. Please go ahead with your question.

Michael Mendonca - CIBC World Markets — Analyst

Good morning everyone. I’m sort of intrigued by the comments on the no lapse guarantee universal life product. It’s a product that doesn’t sound familiar to me on a U.S. context but does on a Canadian context. I’m curious, how does that product measure up in terms of capital requirements relative to more typical universal life products? I’m sort of interested from that perspective. I’m also interested in the risks or the assumptions that would be particularly important in pricing that product versus a more traditional, and then ultimately profitability.

Michelle Van Leer - John Hancock Financial Services, Inc.

Hi this, is Michelle Van Leer. The universal life product that Jim described, no lapse guarantee, or some people call it secondary no lapse guarantee product has, been around for awhile in the U.S. I think it’s the interest in it has certainly grown, the consumer and producer interest, as the equity markets have been weak and people have been looking for guarantees, and basically what people are getting is for a fixed premium that they might pay or a single premium or a set of premiums over a certain duration of time, if they keep the premium payments at that level, the coverage would be guaranteed.

Actually to 100, then there’s typically something built into the product that would extend it for life. In terms of the capital for those products, I think you may remember prior to the beginning of this year there were — and over the past few years there have been a number of regulations that have been out there on level term products, then they became applied to these type of products that require additional testing around the types of reserves that you have to hold. There was a clarification — there was X X X regulation, then a clarification at the beginning of this year, A-X X X, and I think Hancock certainly, like other companies, designs their products to work within those regulations to minimize the amount of additional reserves that you have to hold.

I couldn’t quote for you on the call a specific number in terms of the capital, but there might be some additional capital to back the guarantees, and I think there’s more work going on in the industry on that. In terms of the risks and the pricing, a lot of these products, certainly ours, are using reinsurers to achieve favorable mortality assumptions. I think the biggest risk that you have to manage and look at, the two biggest, are your interest-rate assumption, you’re looking at a long-term interest rate assumption, because you’re making a guarantee so you need to feel comfortable that’s an interest rate assumption you can achieve over time, and also the persistency risk, which I think is something that folks perhaps in Canada did deal with because these are products that people are typically going to hold because they’ve got a very strong guarantee.

Michael Mendonca - CIBC World Markets — Analyst

It was particularly the lapse of insurance assumption I was interested in because you’re absolutely right, Canadian companies did sort of get in trouble with this one. What would a typical lapse assumption be on this product, or a term to 100 product is really what it sounds like to me?

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Final Transcript

JHF — Q3 2003 John Hancock Financial Services Earnings Conference Call

Michelle Van Leer - John Hancock Financial Services, Inc.

I can’t really speak for the industry. And I would feel uncomfortable giving out specific pricing assumptions but suffice it to say that I think people are recognizing the risk profile of the product and are pricing with relatively high persistency and also doing statistic testing and modeling around different lapse scenarios.

Michael Mendonca - CIBC World Markets — Analyst

Thank you very much.

Operator

Thank you. At this time I would like to turn the floor back over to Ms. Peters for any further remarks.

Jean Peters - John Hancock Financial Services, Inc. — Senior Vice President, Investor Relations

Thank you, operator. Thank you everyone for joining our conference call today. As always, we are happy to take additional questions in the investor relations area. Thank you.

Operator

Thank you. This does conclude today’s teleconference. The John Hancock third quarter earnings conference call replay will begin at 9:00 a.m. on November 1st and continue through November 7th. Please disconnect your lines at this time and have a wonderful day.

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